Exhibit 99.1

CommerceSouth, Inc.

224 East Broad Street

Eufaula, AL 36027

334-687-3581

PRESS RELEASE

FOR IMMEDIATE RELEASE

COMMERCESOUTH, INC. ANNOUNCES 37.4% INCREASE

IN THIRD QUARTER 2003 EARNINGS

November 14, 2003

EUFAULA, AL. — CommerceSouth, Inc. a Southeastern bank holding company with offices in Florida and Alabama, today announced the Company’s financial results for the three and nine months ended September 30, 2003. Net income for the three months ended September 30, 2003 was $856 thousand or $0.33 per basic share, an increase of approximately 37.4% when compared with third quarter 2002 net income of $623 thousand or $0.24 per basic share. The third quarter increase in earnings was the result of an increase in net interest income, service charges on deposit accounts, other income and offset partially by increase in salaries and employees benefits and other operating expense and income taxes. Net income for the nine months ended September 30, 2003 was $2.6 million or $.99 per basic share, an increase of approximately 28.2% when compared with the net income of $2.0 million or $.79 per basic share for the same period in 2002. For the nine months ended September 30, 2003, the Company reported a return on assets of 1.11% and return on equity of 12.10%.

Greg Faison, President and Chief Executive Officer of CommerceSouth, Inc. stated “Our people have continued to do an outstanding job. Even with increased expenses associated with the proposed merger, we have produced a significant increase in income over this time last year. Both CommerceSouth Alabama and CommerceSouth Florida are increasing in assets and profitability. With the addition of increased capacity and new services provided by the proposed merger with BTFG, we are very excited about the coming year.”

As of September 30, 2003 CommerceSouth had assets of $318 million compared to $292 million as of September 30, 2002, an increase of approximately 8.9%. Total loans were $254 million compared with $226 million at September 30 of last year, an increase of approximately 12.4%. Total deposits were $274 million compared to $251 million at September 30, 2002, an increase of approximately 9.2%. Stockholders’ equity of $29.7 million represented 9.36% of total assets. Book value per share was $11.42, up 10.8% from the third quarter, 2002.

CommerceSouth, Inc. is a multi-bank holding company for CommerceSouth of Florida, with assets of $161 million and locations in Santa Rosa Beach, Lynn Haven, Panama City Beach, Grayton Beach, Destin and Freeport, and for CommerceSouth of Alabama with assets of $157 million and locations in Eufaula, Prattville and Montgomery, Alabama. Both banks provide full banking services including mortgage services and internet banking.

The common stock of the Company is traded on the NASDAQ Small Cap Market under the symbol “COSO”.

The Company’s release contains certain statements which are not historical facts or which concern the Company’s future operations or economic performance and which are considered forward looking statements. When we use words such as “may,” “will,” “expect,” “plan,” “project,” and “anticipate,” we are using forward looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risks and uncertainties and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors, including information contained in the Company’s filings with the SEC.

CONTACT: CommerceSouth, Inc.

Deborah M. Wiltse, CFO

334-687-3581

dwiltse@commercesouth.net

Exhibit 99.1

COMMERCESOUTH, INC.

SELECTED FINANCIAL INFORMATION

(Unaudited)	Three months ended
	September 30,
	(Dollars in thousands)

	2003	2002
SELECTED AVERAGE BALANCES
Assets	$309,848	$275,785
Earning Assets	282,767	254,146
Loans	244,577	218,134
Total Securities	32,826	31,773
Deposits	268,597	232,626
Shareholders’ Equity	28,512	25,976

SELECTED PERIOD END DATA
Assets	$317,792	$291,937
Securities Available-for-Sale	15,739	12,861
Investment Securities	16,906	17,926
Loans (1)	254,053	226,065
Reserve for Loan Losses	3,348	2,995
Deposits	273,669	251,324
Shareholders’ Equity	29,739	26,638
Book Value per Share	11.42	10.31
Non-accrual Loans	1,120	746
Loans Past Due 90 Days+	98	71
Restructured Loans	—	—
Non-performing Loans	1,218	817
Other Real Estate	463	880
Non-Performing Assets	1,681	1,697
Charge-offs	389	630
Recoveries	29	34

PERFORMANCE RATIOS
Return on Average Assets	1.11%	.98%
Return on Average Equity	12.10%	10.36%
Net Interest Margin (FTE) (2)	4.61%	4.77%
Allowance for Loan Losses to Loans (1)	1.32%	1.32%
Equity to Assets	9.36%	9.13%
Non-performing Loans to Total Loans (1)	.48%	.36%

MISCELLANEOUS
Net Interest Income (FTE)	$9,753	$9,058
Intangible Assets – Goodwill	1,155	1,155
Common Stock Closing Price (NASDAQ)	25.14	13.75

(1)	Includes loans held for sale
(2)	Marginal tax rate of 34%